Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended 2007 Share Incentive Plan and 2008 Share Incentive Plan of China Nuokang Bio-Pharmaceutical Inc. of our report dated October 20, 2009, with respect to the consolidated financial statements of China Nuokang Bio-Pharmaceutical Inc. included in its Registration Statement on Form F-1 (Registration No. 333-163250) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst &Young Hua Ming

Shanghai, The People’s Republic of China

December 15, 2009